EXHIBIT 1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

DiamondCluster International, Inc:

      We consent to the incorporation by reference in the registration statement (No. 333-31965) on Form S-8 of DiamondCluster International, Inc. of our report dated June 25, 2003 relating to the statements of net assets available for benefits of DiamondCluster International, Inc. 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended and the supplemental schedule, which report appears in the December 31, 2002 Annual Report on Form 11-K of DiamondCluster International, Inc. 401(k) Plan.

/s/ KPMG LLP

Chicago, Illinois

June 25, 2003